Exhibit 99.1

RE/MAX Holdings Reports First Quarter 2015 Results

DENVER, May 7, 2015 /PRNewswire/ --

First Quarter 2015 Highlights

(Compared to the first quarter 2014 unless otherwise noted)

  Agent count grew by 5.9% to 99,955 agents
  Revenue grew by 5.6% to $44.2 million
  Adjusted EBITDA1 of $18.7 million, up 17.2%
  Adjusted EBITDA1 margin of 42.4%, up from 38.2%
  Adjusted basic and diluted earnings per share1 ("EPS") of $0.33 and $0.32, respectively
  FX negatively impacted Q1 Adjusted EBITDA margin by 382 basis points and Adjusted basic and diluted EPS by approximately $0.04
  Announced quarterly dividend of $0.125 per share
  Converted six owned brokerage offices to independent franchises in April 2015

RE/MAX Holdings, Inc. (the "Company" or "RE/MAX") (NYSE: RMAX), one of the world's leading franchisors of real estate brokerage services, today announced operating results for the first quarter ended March 31, 2015.

"In the first quarter, we experienced our strongest quarterly agent gain since the first quarter of 2006 and we surpassed the 100,000 agent mark in April, strong proof that our agent-centric business remains a destination for quality agents," stated Dave Liniger, Chief Executive Officer and Co-Founder of RE/MAX. "In April, we converted six owned brokerage offices to independent franchises, which demonstrates our belief in and commitment to the franchise business model. As the economy and the housing market continue to improve, we are optimistic for a successful spring buying and selling season and for our continued ability to attract productive agents to RE/MAX."

Liniger continued, "Our strong cash flow generation provides us with the flexibility to create value through our capital allocation strategy, including returning cash to shareholders, as reflected by the payment in April of the special dividend and previously doubled quarterly dividend. We will continue to focus our capital management priorities on investments in our future growth and value creation for shareholders."

First Quarter 2015 Operating Results

Agent Count

Total agent count grew by 5,570 agents to 99,955 agents or 5.9% compared to the first quarter of 2014. In the United States ("U.S."), agent count increased by 2,659 agents to 57,945 agents or 4.8%. Agent count in U.S. Company-owned and Independent regions grew by 5.7% and 3.4%, respectively. In Canada, agent count increased by 192 agents to 19,161 agents or 1.0% compared to the prior year quarter. Outside the U.S. and Canada, agent count increased by 2,719 agents to 22,849 agents or 13.5%. During the three months ended March 31, 2015, the Company grew total agent count by 1,945 agents or 2.0% compared to December 31, 2014.

Revenue

RE/MAX generated total revenue of $44.2 million for the first quarter 2015, a 5.6% increase compared to $41.9 million in the first quarter of 2014, primarily driven by the increase in agent count.

Revenue from continuing franchise fees was $17.7 million, in-line with the prior year quarter primarily due to growth in agent count, offset by a decrease in aggregate fee revenue partly due to fee waivers for certain new agents associated with a training and recruiting program that began in the fourth quarter of 2014, slightly higher receivables and the divestiture of the Caribbean and Central America regions on January 1, 2015. The weakening of the Canadian dollar compared to the U.S. dollar also negatively impacted revenue from continuing franchise fees during the quarter.

Revenue from annual dues was $7.8 million, up $0.3 million or 3.9% compared to the prior year quarter primarily due to an increase in total agent count of 5,570 from the prior year quarter, of which 2,851 agents were located in the U.S. and Canada.

Revenue from broker fees was $6.4 million, up $0.9 million or 15.5% compared to the prior year quarter. The increase was driven by growth in agent count and increased transaction activity due in part to improving market conditions.

Franchise sales and other franchise revenue was $8.4 million, up $0.5 million or 6.5% compared to the prior year quarter driven by an increase in revenue associated with the Company's annual convention and increased office franchise sales in the U.S.

Brokerage revenue was $3.9 million, an increase of $0.7 million or 21.7% from the prior year quarter largely attributable to increased agent count and increased productivity at the owned brokerage offices. Subsequent to the end of the first quarter of 2015, the Company sold six of its twenty-one owned brokerage offices to an existing RE/MAX franchisee. The six offices have 270 agents and are located in Maryland and Virginia.

Operating Expenses

Total operating expenses were $28.9 million in the first quarter of 2015, a decrease of $0.3 million or 1.2% compared to the prior year quarter. Selling, operating and administrative expenses were $25.1 million, down $0.2 million or 0.9% from the prior year quarter. Selling, operating and administrative expenses were 56.7% of revenue in the first quarter compared to 60.4% in the prior year quarter. The reduction in operating expenses was primarily due to lower personnel expense, lower event related expenses, and slightly lower depreciation expense compared to the prior year quarter.

Adjusted EBITDA

Adjusted EBITDA was $18.7 million for the first quarter of 2015, up $2.8 million or 17.2% from the prior year quarter. Adjusted EBITDA margin was 42.4% for the first quarter of 2015 compared to 38.2% in the prior year quarter, driven by higher revenue and lower operating expenses. This was offset by the continued weakening of the Canadian dollar against the U.S. dollar and the effect of foreign currency transaction losses primarily related to cash held in Canadian dollars, which decreased Adjusted EBITDA margin by approximately $2.0 million or 382 basis points for the first quarter of 2015 and $0.9 million or 170 basis points in the prior year quarter. A reconciliation of Adjusted EBITDA to net income is included in Table 5.

Net Income

Reported net income was $9.1 million for the first quarter of 2015, an increase of $1.3 million or 17.1% compared to the prior year quarter. The increase was primarily due to higher operating income, partially offset by higher foreign currency transaction losses and a higher provision for income taxes.

Adjusted net income2 was $9.7 million for the first quarter of 2015, an increase of $1.6 million or 19.3% compared to the prior year quarter. Adjusted basic and diluted EPS were $0.33 and $0.32 for the first quarter of 2015, respectively, compared to $0.28 and $0.27 for the prior year quarter, respectively. The weakening of the Canadian dollar against the U.S. dollar negatively impacted both Adjusted basic and diluted EPS by approximately $0.04 in the first quarter of 2015 and by approximately $0.01 and $0.02, respectively, in the first quarter of 2014.

Net income attributable to RE/MAX Holdings, Inc. was $2.8 million for the first quarter of 2015. This amount excludes net income attributable to the non-controlling interest. Reported basic and diluted EPS attributable to RE/MAX Holdings, Inc. were $0.23 and $0.22, respectively. Refer to Table 1 for the share counts used in the calculation of basic and diluted EPS attributable to RE/MAX Holdings, Inc. in accordance with U.S. generally accepted accounting principles ("U.S. GAAP").

The ownership structure used to calculate Adjusted basic and diluted EPS for the three months ended March 31, 2015 assumes RE/MAX owning 100% of RMCO, LLC ("RMCO"). The weighted average ownership RE/MAX had of RMCO was 39.99% for the three months ended March 31, 2015. Refer to Table 6 for a reconciliation of Adjusted net income to net income and the share counts used in the Adjusted basic and diluted EPS calculations.

Foreign Exchange

In the first quarter of 2015, RE/MAX repatriated substantially all of its cash held in Canadian dollars. The total amount moved was approximately $26.0 million Canadian, or $20.9 million U.S. Fluctuations in the exchange rate between the Canadian dollar and the U.S. dollar prior to this repatriation negatively impacted the Company's first quarter results by approximately $1.4 million. Going forward the Company plans to repatriate cash generated by its Canadian operations to the U.S. on a monthly basis in order to minimize the impact of mark-to-market gains and losses it has experienced in recent quarters.

Balance Sheet

As of March 31, 2015, the Company had a cash balance of $114.5 million, an increase of $7.3 million from December 31, 2014. The Company made a $7.3 million excess cash flow payment on its term loan in March 2015. As announced on March 11, 2015, RE/MAX doubled its quarterly dividend to $0.125 per share and declared a special cash dividend of $1.50 per share. The aggregate payment for the special dividend, paid on April 8, 2015, was approximately $44.5 million and was funded through existing cash. The Company had $203.3 million of term loans outstanding, net of unamortized discount as of March 31, 2015, down from $211.7 million as of December 31, 2014.

Dividend

The Company's Board of Directors approved a quarterly dividend of $0.125 per share, which is payable on June 4, 2015 to shareholders of record at the close of business on May 21, 2015.

Outlook

Based on the Company's performance through the first three months of this year and the sale of six of its owned brokerage offices in April of this year, RE/MAX is providing the following outlook for its second quarter and its full-year 2015:

Second Quarter 2015 Outlook:

  Agent count is estimated to increase by 4.5% to 5% over second quarter 2014;
  Revenue is estimated to increase by 2.5% to 3.5% over second quarter 2014 after adjusting for the sale of the six owned brokerage offices;
  Selling, operating and administrative expenses are estimated to be 47% to 49% of second quarter 2015 revenue; and
  Adjusted EBITDA margin is estimated to be in the 52% to 53% range.

Full-Year 2015 Outlook:

  Agent count is estimated to increase by 4% to 5% over 2014;
  Revenue is estimated to increase by 1% to 2% over 2014 after adjusting for the sale of the six owned brokerage offices;
  Selling, operating and administrative expenses are estimated to be 50% to 52% of 2015 revenue;
  Adjusted EBITDA margin is estimated to be in the 49% to 50% range;
  Total capital expenditures of $3.5 to $4.0 million including project related capital expenditures of $2.0 to $2.5 million; and
  Project related operating expenditures of approximately $3.0 million.

The Company's 2015 outlook reflects an annualized estimated exchange rate of $0.78 U.S. for every $1.00 Canadian.

Basis of Presentation

Unless otherwise noted, the results presented in this press release are consolidated and exclude adjustments attributable to the non-controlling interest.

Webcast and Conference Call

The Company will host a conference call for interested parties on Friday, May 8, 2015, beginning at 8:30 a.m. Eastern Time. Interested parties are able to access the conference call using the following dial-in numbers:

U.S.	1-877-512-8755
Canada	1-855-669-9657
International	1-412-902-4144

Interested parties are also able to access a live webcast through the Investor Relations section of the Company's website at www.remax.com. Please dial-in or join the webcast 10 minutes before the start of the conference call.

A replay will be available approximately one hour after the end of the call on May 8, 2015 through May 22, 2015, by dialing 1-877-344-7529 (U.S.), 1-855-669-9658 (Canada) or 1-412-317-0088 (International) and entering the pass code 10064556. An archive of the webcast will be available on the Company's website for a limited time as well.

About the RE/MAX Network

RE/MAX was founded in 1973 by David and Gail Liniger, with an innovative, entrepreneurial culture affording its agents and franchisees the flexibility to operate their businesses with great independence. Over 100,000 agents provide RE/MAX a global reach of nearly 100 countries. Nobody sells more real estate than RE/MAX.

RE/MAX, LLC, one of the world's leading franchisors of real estate brokerage services, is a wholly-owned subsidiary of RMCO, which is controlled and managed by RE/MAX Holdings, Inc. (NYSE: RMAX).

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as "anticipate," "believe," "intend," "expect," "estimate," "plan," "outlook," "project" and other similar words and expressions that predict or indicate future events or trends that are not statements of historical matters. These forward-looking statements include statements regarding the Company's outlook for the second quarter and full fiscal year, including expectations regarding agent count and Adjusted EBITDA margins for its second quarter and full fiscal year, the Company's optimism for a successful spring buying and selling season, the Company's plan that it will repatriate cash generated by its Canadian operations to the U.S. on a regular basis, as well as other statements regarding the Company's strategic and operational plans. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management's good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Such risks and uncertainties include, without limitation, (1) changes in business and economic activity in general, (2) changes in the real estate market, including changes due to interest rates and availability of financing, (3) the Company's ability to attract and retain quality franchisees, (4) the Company's franchisees' ability to recruit and retain agents, (5) changes in laws and regulations that may affect the Company's business or the real estate market, (6) failure to maintain, protect and enhance the RE/MAX brand, (7) fluctuations in foreign currency exchange rates, as well as those risks and uncertainties described in the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operation" in the most recent Annual Report or Form 10-K filed with the Securities and Exchange Commission ("SEC") and similar disclosures in subsequent reports filed with the SEC, which are available on the investor relations page of the Company's website at www.remax.com and on the SEC website at www.sec.gov. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made. Except as required by law, the Company does not intend, and undertakes no duty, to update this information to reflect future events or circumstances.

[1] Non-GAAP measures. See Table 5 for a reconciliation of net income to Adjusted EBITDA. See Table 6 for a reconciliation of Adjusted net income and Adjusted EPS to net income. See the end of this press release for a definition of Non-GAAP measures.

[2] Non-GAAP measure. Adjusted net income measure assumes RE/MAX owns 100% of RMCO. As of March 31, 2015 RE/MAX actually owned 40.42% of RMCO. See Table 6 for a reconciliation of Adjusted net income and Adjusted EPS to net income. See the end of this press release for a definition of Non-GAAP measures.

TABLE 1
RE/MAX Holdings, Inc.
Condensed Consolidated Statements of Income
(Amounts in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2015	2014
Revenue:
Continuing franchise fees	$17,660	$17,704
Annual dues	7,802	7,506
Broker fees	6,420	5,558
Franchise sales and other franchise revenue	8,426	7,909
Brokerage revenue	3,899	3,203
Total revenue	44,207	41,880
Operating expenses:
Selling, operating and administrative expenses	25,071	25,287
Depreciation and amortization	3,811	3,938
Loss (gain) on sale or disposition of assets, net	2	(1)
Total operating expenses	28,884	29,224
Operating income	15,323	12,656
Other expenses, net:
Interest expense	(2,809)	(2,466)
Interest income	67	81
Foreign currency transaction losses	(1,421)	(529)
Loss on early extinguishment of debt	(94)	-
Equity in earnings (losses) of investees	212	(59)
Total other expenses, net	(4,045)	(2,973)
Income before provision for income taxes	11,278	9,683
Provision for income taxes	(2,148)	(1,885)
Net income	$9,130	$7,798
Less: net income attributable to non-controlling interest	6,379	5,390
Net income attributable to RE/MAX Holdings, Inc.	$2,751	$2,408

Net income attributable to RE/MAX Holdings, Inc. per share of Class A common stock
Basic	$0.23	$0.21
Diluted	$0.22	$0.20
Weighted average shares of Class A common stock outstanding
Basic	11,817,605	11,607,971
Diluted	12,293,505	12,254,474
Cash dividends declared per share of Class A common stock	$1.6250	$0.0625

TABLE 2
RE/MAX Holdings, Inc.
Condensed Consolidated Balance Sheets
(Amounts in thousands, except share and per share amounts)
(Unaudited)

	March 31, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$114,546	$107,199
Escrow cash - restricted	75	693
Accounts and notes receivable, current portion, less allowances of $4,831 and $4,495, respectively	18,259	16,641
Accounts receivable from affiliates	-	231
Income taxes receivable	1,214	765
Assets held for sale	1,179	-
Other current assets	3,674	5,237
Total current assets	138,947	130,766
Property and equipment, net of accumulated depreciation of $19,495 and $19,993, respectively	2,788	2,661
Franchise agreements, net of accumulated amortization of $90,721 and $87,330, respectively	72,114	75,505
Other intangible assets, net of accumulated amortization of $8,705 and $8,550, respectively	2,859	2,725
Goodwill	72,169	72,463
Deferred tax assets, net	66,392	66,903
Investments in equity method investees	3,698	3,693
Debt issuance costs, net	1,756	1,896
Other assets	1,779	1,715
Total assets	$362,502	$358,327
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$1,052	$561
Accounts payable to affiliates	1,186	1,114
Escrow liabilities	75	693
Accrued liabilities	8,218	9,380
Income taxes and tax distributions payable	92	189
Dividends and other distributions payable	50,213	-
Deferred revenue and deposits	18,401	17,142
Current portion of debt	12,725	9,460
Current portion of payable pursuant to tax receivable agreements	3,914	3,914
Liabilities held for sale	1,743	-
Other current liabilities	340	211
Total current liabilities	97,959	42,664
Debt, net of current portion	190,605	202,213
Payable pursuant to tax receivable agreements, net of current portion	63,504	63,504
Deferred tax liabilities, net	178	190
Other liabilities, net of current portion	10,458	10,473
Total liabilities	362,704	319,044
Commitments and contingencies
Stockholders' (deficit) equity:
Class A common stock, par value $0.0001 per share, 180,000,000 shares authorized; 12,031,609 shares issued and outstanding as of March 31, 2015; 11,768,041 shares issued and outstanding as of December 31, 2014	1	1
Class B common stock, par value $0.0001 per share, 1,000 shares authorized; 1 share issued and outstanding as of March 31, 2015 and December 31, 2014	-	-
Additional paid-in capital	244,078	241,882
(Accumulated deficit) retained earnings	(4,591)	12,041
Accumulated other comprehensive income	353	886
Total stockholders' equity attributable to RE/MAX Holdings, Inc.	239,841	254,810
Non-controlling interest	(240,043)	(215,527)
Total stockholders' (deficit) equity	(202)	39,283
Total liabilities and stockholders' equity	$362,502	$358,327

TABLE 3
RE/MAX Holdings, Inc.
Condensed Consolidated Statements of Cash Flow
(Amounts in thousands)
(Unaudited)

	Three Months Ended March 31,
	2015	2014
Cash flows from operating activities:
Net income	$9,130	$7,798
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,811	3,938
Bad debt expense	205	201
Loss on early extinguishment of debt	94	-
Equity-based compensation	142	258
Non-cash interest expense	97	89
Other	683	650
Changes in operating assets and liabilities:
Accounts and notes receivable, current portion	(2,121)	(1,898)
Advances from/to affiliates	326	72
Other current and noncurrent assets	1,128	1,304
Other current and noncurrent liabilities	(626)	(333)
Deferred revenue and deposits	1,550	416
Net cash provided by operating activities	14,419	12,495
Cash flows from investing activities:
Purchases of property, equipment and software	(335)	(452)
Proceeds from sale of property and equipment	10	-
Capitalization of trademark costs	(23)	(25)
Net cash used in investing activities	(348)	(477)
Cash flows from financing activities:
Payments on debt	(7,840)	(575)
Debt amendment costs	(555)	-
Distributions to non-controlling unitholders	(65)	(2,552)
Payments on capital lease obligations	(71)	(54)
Proceeds from exercise of stock options	937	-
Excess tax benefit realized on exercise of stock options	1,105	-
Net cash used in financing activities	(6,489)	(3,181)
Effect of exchange rate changes on cash	(235)	(43)
Net increase in cash and cash equivalents	7,347	8,794
Cash and cash equivalents, beginning of year	107,199	88,375
Cash and cash equivalents, end of period	$114,546	$97,169
Supplemental disclosures of cash flow information:
Cash paid for interest and for debt amendment costs	$2,712	$2,324
Cash paid for income taxes	846	1,097
Schedule of non-cash investing and financing activities:
Capital leases for property and equipment	$412	$18
Increase in accounts payable for capitalization of trademark costs and purchases of property and equipment	148	60
Distributions payable to non-controlling unitholders	30,830	6,100
Dividends payable to Class A common stockholders	19,383	725
Increase in accounts and notes receivables from exercise of stock options	12	-

TABLE 4
RE/MAX Holdings, Inc.
Agent Count
(Unaudited)

	As of
	March 31,	December 31,	September 30,	June 30,	March 31,	December 31,
	2015	2014	2014	2014	2014	2013
Agent Count:
U.S.
Company-owned regions	35,845	35,299	35,377	34,686	33,911	33,416
Independent regions	22,100	21,806	21,804	21,576	21,375	21,075
U.S. Total	57,945	57,105	57,181	56,262	55,286	54,491
Canada
Company-owned regions	6,327	6,261	6,258	6,212	6,117	6,084
Independent regions	12,834	12,779	12,849	12,818	12,852	12,838
Canada Total	19,161	19,040	19,107	19,030	18,969	18,922
Outside U.S. and Canada
Company-owned regions (1)	-	328	312	301	323	338
Independent regions (1)	22,849	21,537	21,047	20,496	19,807	19,477
Outside U.S. and Canada Total	22,849	21,865	21,359	20,797	20,130	19,815
Total	99,955	98,010	97,647	96,089	94,385	93,228
Net change in agent count compared to the prior period	1,945	363	1,558	1,704	1,157	497

(1)

As of March 31, 2015, Independent Regions outside of the U.S. and Canada include 328 agents in the Caribbean and Central America regions which converted from Company-owned Regions to Independent Regions in connection with the divestiture of the Caribbean and Central America regions during the first quarter of 2015.

TABLE 5
RE/MAX Holdings, Inc.
Adjusted EBITDA Reconciliation to Net Income
(Amounts in thousands, except percentages)
(Unaudited)

	Three Months Ended March 31,
	2015	2014
Consolidated:
Net income (1)	$9,130	$7,798
Depreciation and amortization	3,811	3,938
Interest expense	2,809	2,466
Interest income	(67)	(81)
Provision for income taxes	2,148	1,885
EBITDA	17,831	16,006
Gain on sale or disposition of assets and sublease (2)	(43)	(178)
Loss on early extinguishment of debt (3)	94	-
Non-cash straight-line rent expense (4)	231	147
Non-recurring severance and other related expenses (5)	451	-
Acquisition integration and professional fees expense (6)	183	18
Adjusted EBITDA	$18,747	$15,993
Adjusted EBITDA Margin	42.4%	38.2%

FX impact on Adjusted EBITDA
Foreign currency transaction losses	$1,421	$529
FX impact on operating income	572	362
Adjusted EBITDA adjusted for FX	$20,740	$16,884
Adjusted EBITDA Margin adjusted for FX (7)	46.2%	39.9%

(1)

Consolidated net income excludes all adjustments associated with the non-controlling interest and presents the results of operations as if all outstanding common units of RMCO were exchanged for or converted into shares of the Company's Class A common stock on a one-for-one basis for the entire period presented.

(2)	Represents losses (gains) on the sale or disposition of assets as well as the losses (gains) on the sublease of a portion of the Company's corporate headquarters office building.
(3)	Represents losses incurred on early extinguishment of debt on the Company's 2013 Senior Secured Credit Facility for the three months ended March 31, 2015.
(4)	Represents the non-cash charge to appropriately record rent expense on a straight-line basis over the term of the lease agreement taking into consideration escalation in monthly cash payments.
(5)	Represents non-recurring severance and other related expenses recognized for certain employees who were terminated during the three months ended March 31, 2015.
(6)

Acquisition integration and professional fees expense include fees incurred in connection with the Company's acquisitions of certain assets of HBN, Inc. and Tails, Inc. in October 2013. Costs include legal, accounting and advisory fees as well as consulting fees for integration services.

(7)

Revenue adjusted for the impact of foreign exchange and used to calculate the Adjusted EBITDA margin adjusted for FX is equal to $44.9 million and $42.3 million for the first quarter of 2015 and 2014, respectively.

TABLE 6
RE/MAX Holdings, Inc.
Adjusted Net Income and Adjusted Earnings per Share(1)
(Amounts in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2015	2014
Consolidated:
Net income	$9,130	$7,798
Amortization of franchise agreements	3,391	3,391
Non-controlling interest income tax expense & RE/MAX Holdings tax provision	2,148	1,885
Add-backs:
Gain on sale or disposition of assets and sublease (2)	(43)	(178)
Loss on early extinguishment of debt (3)	94	-
Non-cash straight-line rent expense (4)	231	147
Non-recurring severance and other related expenses (5)	451	-
Acquisition integration and professional fees expense (6)	183	18
Adjusted pre-tax net income	15,585	13,061
Less: Provision for income taxes at 38%	(5,922)	(4,963)
Adjusted net income	$9,663	$8,098

Total basic pro forma shares outstanding	29,552,205	29,342,571
Total diluted pro forma shares outstanding	30,028,105	29,989,074

Adjusted net income basic earnings per share:	$0.33	$0.28
Adjusted net income diluted earnings per share:	$0.32	$0.27

(1)

Excludes all adjustments associated with the non-controlling interest and presents the results of operations as if all outstanding common units of RMCO were exchanged for or converted into shares of the Company's Class A common stock on a one-for-one basis for the entire period presented.

(2)	Represents losses (gains) on the sale or disposition of assets as well as the losses (gains) on the sublease of a portion of the Company's corporate headquarters office building.
(3)	Represents losses incurred on early extinguishment of debt on the Company's 2013 Senior Secured Credit Facility for the three months ended March 31, 2015.
(4)	Represents the non-cash charge to appropriately record rent expense on a straight-line basis over the term of the lease agreement taking into consideration escalation in monthly cash payments.
(5)	Represents non-recurring severance and other related expenses recognized for certain employees who were terminated during the three months ended March 31, 2015.
(6)

Acquisition integration and professional fees expense include fees incurred in connection with the Company's acquisitions of certain assets of HBN, Inc. and Tails, Inc. in October 2013. Costs include legal, accounting and advisory fees as well as consulting fees for integration services.

TABLE 7
RE/MAX Holdings, Inc.
Pro Forma Shares Outstanding
(Unaudited)

	Three Months Ended March 31,
	2015	2014
Total basic weighted average shares outstanding:
Weighted average shares of Class A common stock outstanding	11,817,605	11,607,971
Remaining equivalent weighted average shares of stock outstanding on a pro forma basis assuming RE/MAX Holdings owned 100% of RMCO	17,734,600	17,734,600
Total basic pro forma weighted average shares outstanding	29,552,205	29,342,571

Total diluted weighted average shares outstanding:
Weighted average shares of Class A common stock outstanding	11,817,605	11,607,971
Remaining equivalent weighted average shares of stock outstanding on a pro forma basis assuming RE/MAX Holdings owned 100% of RMCO	17,734,600	17,734,600
Dilutive effect of stock options(1)	458,992	602,217
Dilutive effect of unvested restricted stock units(1)	16,908	44,286
Total diluted pro forma weighted average shares outstanding	30,028,105	29,989,074

(1)	In accordance with the treasury stock method

Non-GAAP Financial Measures

The SEC has adopted rules to regulate the use in filings with the SEC and in public disclosures of financial measures that are not in accordance with U.S. GAAP, such as Adjusted EBITDA and Adjusted net income and the ratios related thereto. These measures are derived on the basis of methodologies other than in accordance with U.S. GAAP.

RE/MAX defines Adjusted EBITDA as EBITDA (consolidated net income before depreciation and amortization, interest expense, net and the provision for income taxes, each of which is presented in the Company's condensed consolidated financial statements included elsewhere in this press release), adjusted for the impact of the following items that the Company does not consider representative of the Company's ongoing operating performance: loss or gain on sale or disposition of assets and sublease, loss on early extinguishment of debt, non-cash straight-line rent expense, non-recurring severance and other related expenses and acquisition integration and professional fees expense. During the third quarter of 2014, the Company revised its definition of Adjusted EBITDA to no longer adjust for recurring equity-based compensation expense. Adjusted EBITDA in prior periods has been revised to reflect this change for consistency of presentation. During the fourth quarter of 2014, the Company revised its definition of Adjusted EBITDA to adjust for non-recurring severance and other related expenses.

RE/MAX defines Adjusted net income as net income, excluding the impact of amortization expense related to the Company's franchise agreements, non-controlling interest income tax expense and RE/MAX Holdings tax provision, loss or gain on sale or disposition of assets and sublease, loss on early extinguishment of debt, non-cash straight-line rent expense, non-recurring severance and other related expenses, and acquisition integration and professional fees expense, but reflects income taxes and is presented as if all outstanding common units of RMCO were exchanged for or converted into shares of the Company's Class A common stock on a one-for-one basis. Assuming the full exchange and conversion, all income of RMCO is treated as if it were allocated to RE/MAX, and the adjusted provision for income taxes represents an estimate of income tax expense at an effective rate reflecting assumed federal, state, and local income tax rates. The estimated effective tax rate was 38%.

Because Adjusted EBITDA and Adjusted net income omit certain non-cash items and other non-recurring cash charges or other items, the Company feels that these metrics are less susceptible to variances that affect the Company's operating performance resulting from depreciation, amortization and other non-cash and non-recurring cash charges or other items and is more reflective of other factors that affect the Company's operating performance. The Company presents Adjusted EBITDA and Adjusted net income because it believes the metrics are useful as supplemental measures in evaluating the performance of the Company's operating businesses and provide greater transparency into the Company's results of operations. The Company's management uses Adjusted EBITDA as a factor in evaluating the performance of their business.

Adjusted EBITDA and Adjusted net income have limitations as analytical tools, and should not be considered in isolation or as a substitute for analyzing the results the Company reported under U.S. GAAP. Some of these limitations are:

  these measures do not reflect changes in, or cash requirements for, the Company's working capital needs;
  these measures do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;
  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often require replacement in the future, and these measures do not reflect any cash requirements for such replacements;
  Adjusted EBITDA does not reflect the Company's interest expense, or the cash requirements necessary to service interest or principal payments on the Company's debt;
  Adjusted EBITDA does not reflect the Company's income tax expense or the cash requirements to pay the Company's taxes;
  Adjusted EBITDA does not reflect the cash requirements to pay dividends to shareholders of the Company's Class A common stock and tax and other cash distributions to non-controlling unitholders;
  Adjusted EBITDA does not reflect the cash requirements to pay RIHI, Inc. and Weston Presidio, L.P. pursuant to the tax receivable agreements entered into at the time of the IPO; and
  other companies may calculate these measures differently, so they may not be comparable.

With respect to the Company's outlook with respect to Adjusted EBITDA margin for the second quarter and the full fiscal year 2015, the Company is not able to provide a reconciliation of this non-GAAP financial measure to U.S. GAAP because it does not provide specific guidance for the various reconciling non-cash items and other non-recurring cash and non-cash charges, such as loss or gain on sale or disposition of assets and sublease and loss on early extinguishment of debt, among others. Certain items that impact these measures have not yet occurred, are out of the Company's control or cannot be reasonably predicted, and as a result, reconciliation of these non-GAAP guidance measures to U.S. GAAP is not available without unreasonable effort.

CONTACT: Investor Contact: Peter Crowe, (303) 796-3815, pcrowe@remax.com; or Media Contact: Shaun White, (303) 796-3405, shaunwhite@remax.com